Exhibit 99.1

Contact:	Kate Dreyer comScore, Inc. (571) 306-6447 press@comscore.com

Dr. Magid Abraham Resigns as Director of comScore

RESTON, VA, December 5, 2016 – comScore (NASDAQ: SCOR) today announced that co-founder Dr. Magid Abraham has resigned from its board of Directors.

Dr. Abraham is now heavily engaged in his capacity as Executive Chairman of APX Labs, a World Economic Forum Technology Pioneer, that is dedicated to increasing manufacturing productivity by delivering real time, task specific information to industrial workers while preserving the full use of their hands, increasing their skills, speed and work quality. His responsibilities, along with his engagement with other growth and startup companies and his continuing research and lecturing work at the Stanford Graduate School of Business, limit his ability to continue to contribute to the comScore board at the level to which he aspires.

“Magid’s vision and innovative energy have helped comScore reach its leading industry position. The company and its board are grateful for his leadership over the years,” said Bill Henderson, Chairman of comScore’s board. “He has led with passion for excellence, integrity, and continued innovation, helping the company achieve its industry leading position in media measurement. We wish him continued success in building other industry-leading companies.”

“I will always be proud of the 17 years I have spent at comScore, and the great people that have helped build the company’s success. comScore is now a poised for a new phase of growth measuring the whole media landscape, and has all the talent, assets and roadmap for continued success,” said Dr. Abraham. “Personally, I am tremendously excited at the opportunity to help change another industry and the new intellectual challenges it represents. I am thankful for the experience I have had at comScore and will continue to be inspired by its accomplishments.”

Gian Fulgoni, comScore’s co-founder and CEO, said: “I’ve spent the better part of 25 years of my career building world-class information companies in partnership with Magid and I have the greatest admiration for his unique innovative skills and passion for excellence. Magid has long been a prolific inventor of new analytical applications in the information technology arena and I have no doubt that he will bring the same creative genius to APX Labs that he brought to comScore. We will miss him but I wish him every success in this new chapter of his distinguished career.”

About comScore

comScore, Inc. (NASDAQ: SCOR) is a leading cross-platform measurement company that precisely measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016, to create the new model for a dynamic, cross-platform world. Built on precision and innovation, our unmatched data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and global footprint in more than 75 countries, comScore is delivering the future of measurement. For more information on comScore, please visit comscore.com.